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EXHIBIT 99

4Q 2003 EARNINGS For Immediate Release

Contact: Chris Neff
435-645-8898
cneff@nicusa.com

NIC Reports Record Fourth Quarter 2003 Results
as Operating Income Rises 63 Percent

        OLATHE, Kan.—January 29, 2004—NIC Inc. (Nasdaq: EGOV) today reported net income of $2.9 million and earnings per share of five cents on total revenues of $12.5 million for the three months ended December 31, 2003. During the previous year quarter, the Company posted net income of $455,000 and earnings per share of one cent on total revenues of $10.8 million. Driven by the continued strength of the core outsourced portal business, NIC's operating income rose 63 percent to $1.8 million in the fourth quarter, up from $1.1 million a year ago.

        Fourth quarter results include a non-recurring income tax adjustment of approximately $1.8 million, or three cents per share, relating primarily to the expected future utilization of certain net operating loss carryforwards. Absent this adjustment, NIC's continuing operations earned two cents per share for the quarter.

        Portal revenues were $10.3 million, a 23 percent increase over the prior year quarter, with portal gross profit rising 38 percent to $4.5 million during the same period. Portal gross profit percentage was 44 percent for fourth quarter 2003, up from 39 percent during fourth quarter 2002.

        Same state revenues for the portal business grew 13 percent in the fourth quarter, compared to a six percent increase in third quarter 2003. Same state revenues from the sale of driver histories (DMV) rose four percent over last year's fourth quarter, while same state non-DMV revenues grew 32 percent during the same period.

        "NIC's portal operations are healthier than ever, and we keep finding new ways to grow this business," said Jeff Fraser, Chief Executive Officer of NIC. "We launched 70 revenue-generating non-DMV services this quarter, and one of NIC's top priorities in 2004 is to further increase market penetration in our existing 18 state installations."

        As expected, fourth quarter results for the software and services business decreased moderately from third quarter 2003.

        Selling and administrative expenses for the quarter were $2.8 million, or 22 percent of revenue, down from 23 percent in the prior year quarter. "We did a good job of driving down expenses in 2003, and this is an area of continued focus in the new year," said Eric Bur, NIC's Chief Financial Officer.

        NIC ended the fourth quarter with $19.2 million in cash and equivalents, up $2.9 million from September 30, 2003. During the same period, net working capital grew by $2.2 million to $24.4 million.

        For the fiscal year, NIC posted operating income of $7.3 million, compared to an operating loss of $7.9 million the previous year. Portal revenues rose 16 percent to $40.2 million in 2003, with non-DMV revenues growing 35 percent for the year. Selling and administrative costs dropped 12 percent to $11.7 million for 2003, and as a percentage of revenue dipped to 23 percent from 28 percent during the prior year. The Company earned 11 cents per share in 2003 (eight cents excluding the income tax adjustment), compared to a loss per share of 13 cents in 2002.

Fourth Quarter Operating Highlights

        During the fourth quarter, Nebraska completed its competitive bid process and signed a new long-term outsourced portal services contract this month with NIC's Nebraska Interactive subsidiary. Nebraska launched its eGovernment services in 1995 and was NIC's second portal installation. The new self-funded agreement will span up to six years. During the quarter, NIC also completed a successful implementation of a unique point-of-sale hunting and fishing licensing system in cooperation with the state of Alabama and Wal-Mart Stores, Inc.

        "We thank Nebraska for their vote of confidence, and we look forward to continuing this successful relationship," continued Fraser. "In addition, we are excited about our new point-of-sale hunting and fishing system in Alabama and are eager to expand this relationship with Wal-Mart into other states."

First Quarter and Full-Year 2004 Outlook

        For first quarter 2004, NIC expects total revenues of $13.4—$13.9 million, portal revenues of $11.4—$11.6 million, and software and services revenues of $2.0—$2.3 million. The Company also anticipates operating income between $2.1—$2.3 million and net income of $1.3—$1.4 million.

        For full-year 2004, NIC is comfortable with the current First Call mean estimates: Total revenues of $54.4—$55.3 million, portal revenues of $46.6—$47.3 million, and software and services revenues of $7.8—$8.0 million. In addition, the Company expects operating income between $11.0—$11.3 million and net income of $6.5—$6.8 million.

        NIC's first quarter and full-year 2004 estimates do not include new contracts.

Fourth Quarter Earnings Call and Webcast Details

Dial-In Information

Thursday, January 29, 2004 9:00 a.m. ET
Call bridge:	1-800-240-6709
Call leaders:	Jeff Fraser, Chief Executive Officer Eric Bur, Chief Financial Officer Harry Herington, Chief Operating Officer

        A replay of the call will be available until 5:00 p.m. ET on February 5 by dialing 1-800-405-2236 and using passcode 566221.

Webcast Information

Thursday, January 29, 2004
9:00 a.m. ET
To sign in and listen: The Webcast system is available at www.nicusa.com/investor.

        Some users may need to refresh their browsers to view the Webcast information. A replay of the Webcast will be available until 5:00 p.m. ET on April 29 by visiting www.nicusa.com/investor.

About NIC

        NIC manages more eGovernment services than any provider in the world. The company is helping governments communicate more effectively with citizens and businesses by putting essential services online. NIC provides eGovernment solutions for 1,400 state and local agencies that serve more than 71 million people in the United States. Additional company information is available at www.nicusa.com.

        The statements in this release regarding continued implementation of NIC's business model and its development of new products and services are forward-looking statements. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the success of the Company in signing contracts with new states and government agencies, including continued favorable government legislation; NIC's ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; and general economic conditions and the other important cautionary statements and risk factors described in NIC's 2002 Annual Report on Form 10-K filed on March 20, 2003, with the Securities and Exchange Commission.

(financial tables follow)

NIC INC.

FINANCIAL SUMMARY

(UNAUDITED)

Thousands except for per share amounts

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Revenues:
Portal revenues	$10,328	$8,428	$40,209	$34,779
Software and services revenues	2,205	2,419	10,622	12,766

Total revenues	12,533	10,847	50,831	47,545

Cost of revenues:
Cost of portal revenues, exclusive of depreciation and amortization	5,805	5,142	21,586	19,855
Cost of software and services revenues, exclusive of depreciation and amortization	1,781	1,550	8,443	13,688
Selling and administrative	2,772	2,492	11,681	13,322
Impairment loss	—	—	—	4,316
Stock compensation	—	—	—	1,307
Depreciation and amortization	370	555	1,783	2,988

Total operating expenses	10,728	9,739	43,493	55,476

Operating income (loss)	1,805	1,108	7,338	(7,931)

Other income (expense):
Interest income	20	46	100	180
Interest expense	(5)	4	(20)	(49)
Equity in net loss of affiliates	(54)	(267)	107	(1,235)
Other income (expense), net	—	(35)	(12)	(72)

Total other income (expense)	(39)	(252)	175	(1,176)

Income (loss) from continuing operations before income taxes	1,766	856	7,513	(9,107)
Income tax provision (benefit)	(1,134)	401	1,185	(3,532)

Income (loss) from continuing operations	2,900	455	6,328	(5,575)
Discontinued operations:
Loss from discontinued operations (less applicable income tax benefit of $—, $—, $—, and $1,307)	—	—	—	(2,035)

Net income (loss)	$2,900	$455	$6,328	$(7,610)

Basic and diluted earnings (loss) per share:
Earnings (loss) per share—continuing operations	$0.05	$0.01	$0.11	$(0.10)

Loss per share—discontinued operations	$—	$—	$—	$(0.03)

Net earnings (loss) per share	$0.05	$0.01	$0.11	$(0.13)

Weighted average shares outstanding:
Basic	58,593	57,824	58,331	56,875

Diluted	60,847	57,860	59,269	56,875

Key Financial Metrics:
Revenue growth—outsourced portals	23%	20%	16%	32%
Revenue growth—software and services	(9)%	—	(17)%	20%
Gross margin—outsourced portals	44%	39%	46%	43%
Gross margin—software and services	19%	36%	21%	(7)%
Selling and administrative costs as a % of revenue	22%	23%	23%	28%
Operating margin %	14%	10%	14%	(17)%
Portal Revenue Analysis (Thousands):
DMV transaction-based	$6,617	$5,252	$25,088	$22,253
Non-DMV transaction-based	2,909	2,267	10,846	8,065
Portal management	301	290	1,200	1,274
Software development	501	619	3,075	3,187

Total	$10,328	$8,428	$40,209	$34,779

NIC Inc.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

Thousands except for share amounts

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$13,540	$9,559
Cash and cash equivalents—restricted	5,363	6,300
Marketable securities	249	249
Trade accounts receivable	17,872	14,465
Deferred income taxes	181	606
Prepaid expenses	698	761
Other current assets	8,845	3,215

Total current assets	46,748	35,155
Property and equipment, net	2,992	3,054
Deferred income taxes	35,168	35,049
Other assets	110	139
Investments in affiliates	644	839
Intangible assets, net	77	220

Total assets	$85,739	$74,456

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$16,345	$12,701
Accrued expenses	5,245	3,792
Note payable—current portion	156	332
Application development contracts	465	1,559
Other current liabilities	158	815

Total current liabilities	22,369	19,199
Note payable—long-term portion	207	201

Total liabilities	22,576	19,400

Commitments and contingencies	—	—
Shareholders' equity:
Common stock, no par, 200,000,000 shares authorized 58,715,672 and 58,092,346 shares issued and outstanding	—	—
Additional paid-in capital	198,929	197,160
Accumulated deficit	(135,561)	(141,889)

	63,368	55,271
Less treasury stock	(205)	(215)

Total shareholders' equity	63,163	55,056

Total liabilities and shareholders' equity	$85,739	$74,456

NIC Inc.

CASH FLOW SUMMARY

(UNAUDITED)

Thousands

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Cash flows from operating activities:
Net income (loss)	$2,900	$455	$6,328	$(7,610)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	370	555	1,783	3,379
Compensation expense recognized related to stock options	—	—	—	1,307
Loss on disposal of property and equipment	—	310	12	1,769
Accretion of discount on marketable securities	—	—	—	(4)
Application development contracts	(98)	(1,545)	(1,094)	(2,403)
Impairment loss	—	—	—	4,316
Deferred income taxes	(777)	312	1,399	(6,191)
Deferred income tax benefit relating to stock options	(459)	—	(546)	1,146
Equity in net loss of affiliates	54	267	(107)	1,235
Changes in operating assets and liabilities
(Increase) decrease in trade accounts receivable	(604)	172	(3,407)	(2,634)
(Increase) decrease in prepaid expenses	109	(112)	63	(138)
(Increase) in other current assets	(1,101)	(655)	(5,619)	(406)
Decrease in other assets	8	39	29	110
Increase in accounts payable	3,051	1,442	3,594	1,469
Increase (decrease) in accrued expenses	(466)	(1,006)	1,493	(1,617)
(Decrease) in other current liabilities	(266)	(252)	(356)	(95)

Net cash provided by (used in) operating activities	2,721	(18)	3,572	(6,367)

Cash flows from investing activities:
Purchases of property and equipment	(445)	(324)	(1,519)	(968)
Purchases of marketable securities	—	(2,746)	(249)	(23,745)
Maturities of marketable securities	—	9,659	249	27,566
Investments in affiliates and joint ventures	—	—	—	(191)

Net cash provided by (used in) investing activities	(445)	6,589	(1,519)	2,662

Cash flows from financing activities:
(Increase) decrease in cash and cash equivalents—restricted	38	(6,300)	937	(6,300)
Payments on notes payable	(38)	(102)	(170)	(340)
Payments on capital lease obligation	—	(6)	—	(14)
Payments to repurchase common stock	—	(215)	—	(215)
Proceeds from exercise of employee stock options	621	1,236	1,161	2,882
Proceeds from stock subscriptions receivable	—	—	—	15

Net cash provided (used in) by financing activities	621	(5,387)	1,928	(3,972)

Net increase (decrease) in cash and cash equivalents	2,897	1,184	3,981	(7,677)
Cash and cash equivalents, beginning of period	10,643	8,375	9,559	17,236

Cash and cash equivalents, end of period	$13,540	$9,559	$13,540	$9,559

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NIC Reports Record Fourth Quarter 2003 Results as Operating Income Rises 63 Percent